Exhibit 21.1

CARROLS CORPORATION

Subsidiaries of the Registrant

Name	State of Incorporation

Carrols Realty Holdings Corp.	Delaware
Carrols Realty I Corp.	Delaware
Carrols Realty II Corp.	Delaware
Carrols J.G. Corp.	Delaware
Quanta Advertising Corp.	New York
Carrols Enterprises, Inc.	Delaware
Pollo Franchise, Inc.	Florida
Pollo Operations, Inc.	Florida
Taco Cabana, Inc.	Delaware
TP Acquisition Corp.	Texas
T.C. Management, Inc.	Delaware
Get Real, Inc.	Delaware
Texas Taco Cabana, L.P.	Texas
Taco Cabana Atlanta, Inc.	Delaware
Colorado Cabana, Inc.	Colorado
T.C. Lease Holdings III, V and VI, Inc.	Texas
Cabana Bevco, LLC	Texas
TC Bevco Holdings, LLC	Texas
TC Bevco, LLC	Texas
Cabana Beverages, Inc.	Texas
TPAQ Holdings Corporation	Delaware